Exhibit 99.1

IDT Updates Projections for Fiscal Second Quarter 2012

SAN JOSE, Calif.--(BUSINESS WIRE)--September 26, 2011--Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, today updated its projections for the fiscal second quarter of 2012 which were previously provided in its quarterly earnings call on August 1, 2011.

The Company currently anticipates revenue for the fiscal second quarter of 2012 to be between $138 million and $141 million, down 7 to 9 percent sequentially. Prior projections for the fiscal second quarter of 2012 were for revenue to be in the range of $147 million to $153 million.

“The broad-based weakness in customer orders we experienced in the latter half of the June quarter has continued through September,” said Dr. Ted Tewksbury, president and CEO of IDT. “In the face of weaker macro-economic growth and shorter component lead times, many of our customers have focused on controlling inventory and remain cautious about placing new orders. This has resulted in lower than anticipated turns-fill for the September quarter.”

IDT will discuss its financial results for the fiscal second quarter of 2012 and its projections for the third quarter of fiscal 2012 on its quarterly earnings call currently scheduled for October 31, 2011. Details for the call will be provided at a later date.

About IDT

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release, including but not limited to statements regarding demand for Company products, anticipated trends in Company sales, expenses and profits, involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and introduction of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended April 3, 2011. All forward-looking statements are made as of the date of this release and the Company disclaims any duty to update such statements.

IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

CONTACT:
Financial Contact:
IDT Investor Relations
Mike Knapp, 408-284-6515
mike.knapp@idt.com
or
Press Contact:
IDT Worldwide Marketing
Graham Robertson, 408-284-2644
graham.robertson@idt.com